FOR IMMEDIATE RELEASE

BARK GROUP INC. TO REDUCE DEBT AND OPTIMIZE PERFORMANCE OF ITS AFFILIATES

NEW YORK, August 31, 2010, – Bark Group Inc. (OTCBB: BKPG), an innovative integrated U.S. advertising and performance based marketing company with a multinational client base, announced today that their company has entered into a process of reducing corporate debt. The company has recently been successful in converting some of its short-term debt of more than 1 million USD into equity of Bark’s common shares of stock. In addition, Bark has considered a number of alternatives within Denmark, and has decided to close one of its affiliate offices within Copenhagen which had produced revenues of approximately 2 million dollars (USD). Moreover, the company expects to reduce debt even further in the near future. Because of unaudited numbers in the proposed German acquisition, the Company has decided to cancel the pending transaction.(8K to be filed). No breakup fee was associated with the transaction on either side of the proposed deal.

“We are determined to strengthen our financial balance sheet in order to be profitable in the very near future”, says Bent Helvang, Chairman of the Board.

About Bark Group Inc.

Bark Group Inc. is a pioneering U.S. communications company aiming to create a network of multiplatform media and advertising houses by acquiring profitable and innovative media and advertising companies in order to rapidly expand its presence in the U.S. and Europe. Through its growing network of companies, Bark is adding more competencies and media under one roof, expanding its customer and revenue base and ultimately winning significantly larger international clients.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may,” "future,” "plan" or "planned," "will" or "should,” "expected," "anticipates,” "draft,” "eventually" or "projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Bark Group Inc. visit www.barkgroup.com or contact Stanley Wunderlich at (800) 625-2236, extension 7770, or info@cfsg1.com.